Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500 dmpleiss@west.com

West Corporation Reports First Quarter 2014 Results

and Declares Quarterly Dividend

Company Closes on SchoolMessenger Acquisition

OMAHA, NE, April 23, 2014 – West Corporation (Nasdaq:WSTC), a leading provider of technology-driven communication services, today announced its first quarter 2014 results.

Key Quarterly Highlights:

	Three Months Ended March 31,
Unaudited, in millions except per share	2014	2013	% Change
Consolidated Revenue	$676.2	$660.2	2.4%
Platform-based Revenue[1]	495.1	481.4	2.8%
Adjusted EBITDA[2]	171.1	170.6	0.3%
EBITDA[2]	167.1	138.9	20.3%
Adjusted Operating Income[2]	138.1	138.9	-0.5%
Operating Income	121.9	93.3	30.6%
Adjusted Net Income[2]	59.6	44.8	33.1%
Net Income	46.3	3.1	1,414.8%
Adjusted Earnings per Share—Diluted[2]	0.70	0.68	2.9%
Earnings per Share—Diluted	0.54	0.05	980.0%
Free Cash Flow[2,3]	50.0	65.1	-23.3%
Cash Flows from Operations	85.5	98.7	-13.4%
Cash Flows used in Investing	(35.4)	(34.0)	4.2%
Cash Flows from (used in) Financing	(22.7)	409.6	NM

“We are off to a solid start in 2014 as we delivered revenue growth in both business segments, strong cash flow from operations and 33 percent growth in adjusted net income,” said Tom Barker, CEO. “Earlier this week, we closed on the acquisition of SchoolMessenger, which expands our leading portfolio of alerts and notifications solutions.”

Dividend

The Company today also announced a $0.225 per common share quarterly dividend. The dividend is payable on May 15, 2014 to shareholders of record as of the close of business on May 5, 2014.

Consolidated Operating Results

For the first quarter of 2014, revenue was $676.2 million compared to $660.2 million for the same quarter of 2013, an increase of 2.4 percent. The Company’s platform-based businesses1 had revenue of $495.1 million in the first quarter of 2014, an increase of 2.8 percent over the same quarter of the previous year. Revenue from agent services increased 1.3 percent in the first quarter of 2014 to $184.3 million.

The Unified Communications segment had revenue of $404.9 million in the first quarter of 2014, an increase of 2.5 percent over the same quarter of the previous year. The Communication Services segment had revenue of $285.4 million in the first quarter of 2014. As previously disclosed, effective January 1, 2014, automated call processing services moved from the Communication Services segment to the Unified Communications segment and was combined with alerts and notifications to form interactive services. Beginning in the first quarter of 2014, all prior period comparative information has been recast to reflect this change as if it had taken place in all periods presented.

Adjusted EBITDA2 for the first quarter of 2014 was $171.1 million compared to $170.6 million for the first quarter of 2013. EBITDA2 was $167.1 million in the first quarter of 2014 compared to $138.9 million in the same quarter of the previous year.

Adjusted operating income2 for the first quarter of 2014 was $138.1 million, or 20.4 percent of revenue, compared to $138.9 million, or 21.0 percent of revenue in the same quarter of 2013, a decrease of 0.5 percent. Operating income was $121.9 million in the first quarter of 2014 compared to $93.3 million in the first quarter of 2013, an increase of 30.6 percent. In the first quarter of 2013, the Company incurred $28.0 million in IPO-related expenses.

Adjusted net income2 was $59.6 million in the first quarter of 2014, an increase of 33.1 percent from the same quarter of 2013. Net income increased to $46.3 million in the first quarter of 2014 from $3.1 million in the same quarter of 2013. The improvement in profitability was driven primarily by lower interest expense resulting from deleveraging and lower cost of debt. Additionally, in the first quarter of 2013, the Company incurred the IPO-related expenses noted above and non-operating expense of $16.5 million for the subordinated debt call premium.

[1]	Platform-based businesses include the Unified Communications segment, public safety and telecom services. Platform-based and agent services revenue are presented prior to intercompany eliminations.
[2]	See Reconciliation of Non-GAAP Financial Measures below.
[3]	Free cash flow is calculated as cash flows from operations less cash capital expenditures.

N/A: Not Applicable

NM: Not Meaningful

Balance Sheet, Cash Flow and Liquidity

At March 31, 2014, West Corporation had cash and cash equivalents totaling $258.0 million and working capital of $405.3 million. Net interest expense was $49.0 million during the three months ended March 31, 2014 compared to $72.9 million during the comparable period the prior year.

The Company’s net debt to adjusted EBITDA ratio, as calculated pursuant to the Company’s senior secured term debt facilities, was 4.60x at March 31, 2014.

“We continued to strengthen our financial position during the first quarter,” said Paul Mendlik, CFO. “We reduced our net interest expense by $23.9 million as a result of the credit agreement repricing and debt reduction since January 2013. Our cash flows from operations were $85.5 million for the first quarter of 2014 and free cash flow2,3 was $50.0 million. Our net cash flows from operating activities were $13.2 million lower in the first quarter of 2014 primarily due to changes in working capital and the timing of interest payments, customer receipts and prepaid service contracts.”

During the first quarter of 2014, the Company invested $27.6 million, or 4.1 percent of revenue, in capital expenditures primarily for software and computer equipment.

Acquisition

On April 21, 2014, the Company finalized its previously announced acquisition of Reliance Holding, Inc., doing business as SchoolMessenger, a leading provider of notification and mobile communication solutions for the K-12 education market. The purchase price was approximately $75 million and was funded with cash on hand.

Conference Call

The Company will hold a conference call to discuss these topics on Thursday, April 24, 2014 at 11:00 AM Eastern Time (10:00 AM Central Time). Investors may access the call by visiting the Financials section of the West Corporation website at www.west.com and clicking on the Webcast link. A replay of the call will be available on the Company’s website at www.west.com.

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in West’s highly competitive industries; increases in the cost of voice and data services or significant interruptions in these services; West’s ability to keep pace with its clients’ needs for rapid technological change and systems availability; the continued deployment and adoption of emerging technologies; the loss, financial difficulties or bankruptcy of any key clients; security and privacy breaches of the systems West uses to protect personal data; the effects of global economic trends on the businesses of West’s clients; the non-exclusive nature of West’s client contracts and the absence of revenue commitments; the cost of pending and future litigation; the cost of defending against intellectual property infringement claims; the effects of extensive regulation affecting many of West’s businesses; West’s ability to protect its proprietary information or technology; service interruptions to West’s data and operation centers; West’s ability to retain key personnel and attract a sufficient number of qualified employees; increases in labor costs and turnover rates; the political, economic and other conditions in the countries where West operates; changes in foreign exchange rates; West’s ability to complete future acquisitions and integrate or achieve the objectives of its recent and future acquisitions; future impairments of our substantial goodwill, intangible assets, or other long-lived assets; and West’s ability to recover consumer receivables on behalf of its clients. In addition, West is subject to risks related to its level of indebtedness. Such risks include West’s ability to generate sufficient cash to service its indebtedness and fund its other liquidity needs; West’s ability to comply with covenants contained in its debt instruments; the ability to obtain additional financing; the incurrence of significant additional indebtedness by West and its subsidiaries; and the ability of West’s lenders to fulfill their lending commitments. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

WEST CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands except selected per share and operating data)

	Three Months Ended March 31,
	2014 Actual	2013 Actual	% Change	2014 Adjusted (2)
Revenue	$676,152	$660,224	2.4%	$676,152
Cost of services	316,682	309,067	2.5%	316,682
Selling, general and administrative expenses	237,613	257,867	-7.9%	221,333

Operating income	121,857	93,290	30.6%	138,137
Interest expense, net	48,966	72,879	-32.8%	44,092
Subordinated debt call premium	—	16,502	NM	—
Other expense (income), net	(712)	(979)	NM	(712)

Income before tax	73,603	4,888	1,405.8%	94,757
Income tax	27,325	1,833	1,390.7%	35,178

Net income	$46,278	$3,055	1,414.8%	$59,579

Weighted average shares outstanding:
Basic	83,803	63,918		83,803
Diluted	85,226	65,366		85,226
Earnings per share:
Basic	$0.55	$0.05	1,000.0%	$0.71
Diluted	$0.54	$0.05	980.0%	$0.70
SELECTED SEGMENT DATA:
Revenue:
Unified Communications	$404,917	$395,054	2.5%
Communication Services	285,421	269,169	6.0%
Intersegment eliminations	(14,186)	(3,999)	NM

Total	$676,152	$660,224	2.4%

Depreciation:
Unified Communications	$18,881	$17,370	8.7%
Communication Services	10,145	10,437	-2.8%

Total	$29,026	$27,807	4.4%

Amortization:
Unified Communications—SG&A	$6,146	$6,719	-8.5%
Communication Services—COS	2,883	2,589	11.4%
Communication Services—SG&A	6,176	7,242	-14.7%
Corporate—deferred financing costs	4,874	4,654	4.7%

Total	$20,079	$21,204	-5.3%

Share-based Compensation
Unified Communications	$2,037	$1,788	13.9%
Communication Services	1,595	1,402	13.8%

Total	$3,632	$3,190	13.9%

Cost of services:
Unified Communications	$167,020	$163,553	2.1%
Communication Services	162,690	148,427	9.6%
Intersegment eliminations	(13,028)	(2,913)	NM

Total	$316,682	$309,067	2.5%

Selling, general and administrative expenses:
Unified Communications	$137,202	$150,535	-8.9%
Communication Services	101,569	108,418	-6.3%
Intersegment eliminations	(1,158)	(1,086)	NM

Total	$237,613	$257,867	-7.9%

Operating income:
Unified Communications	$100,695	$80,966	24.4%	$109,000
Communication Services	21,162	12,324	71.7%	29,137

Total	$121,857	$93,290	30.6%	$138,137

Operating margin:
Unified Communications	24.9%	20.5%		26.9%
Communication Services	7.4%	4.6%		10.2%

Total	18.0%	14.1%		20.4%

SELECTED OPERATING DATA:
Revenue from platform-based services (1)	$495,129	$481,438	2.8%
Revenue from agent services	$184,270	$181,890	1.3%

WEST CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	March 31, 2014	December 31, 2013	% Change
Current assets:
Cash and cash equivalents	$257,989	$230,041	12.1%
Trust and restricted cash	21,525	21,679	-0.7%
Accounts receivable, net	468,423	450,189	4.1%
Prepaid assets	55,680	36,032	54.5%
Other current assets	85,118	83,629	1.8%

Total current assets	888,735	821,570	8.2%
Net property and equipment	360,066	364,765	-1.3%
Goodwill	1,820,682	1,823,921	-0.2%
Other assets	474,627	476,008	-0.3%

Total assets	$3,544,110	$3,486,264	1.7%

Current liabilities	$483,397	$457,642	5.6%
Long-term obligations	3,507,532	3,513,470	-0.2%
Other liabilities	262,583	255,324	2.8%

Total liabilities	4,253,512	4,226,436	0.6%
Stockholders’ deficit	(709,402)	(740,172)	4.2%

Total liabilities and stockholders’ deficit	$3,544,110	$3,486,264	1.7%

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income Reconciliation

Adjusted operating income is not a measure of financial performance under generally accepted accounting principles (“GAAP”). The Company believes adjusted operating income provides a relevant measure of operating profitability and a useful basis for evaluating the ongoing operations of the Company. Adjusted operating income is used by the Company to assess operating income before the impact of IPO-related expenses, expenses terminated in connection with the IPO, M&A and acquisition-related costs and certain non-cash items. Adjusted operating income should not be considered in isolation or as a substitute for operating income or other profitability data prepared in accordance with GAAP. Adjusted operating income, as presented, may not be comparable to similarly titled measures of other companies. Set forth below is a reconciliation of adjusted operating income to operating income.

Reconciliation of Adjusted Operating Income from Operating Income

Unaudited, in thousands

	Three Months Ended March 31,
	2014	2013	% Change
Operating income	$121,857	$93,290	30.6%
Amortization of acquired intangible assets	12,322	13,961
Share-based compensation	3,632	3,190
Sponsor management/termination fee	—	25,000
IPO bonus	—	2,975
M&A and acquisition related costs	326	469

Adjusted operating income	$138,137	$138,885	-0.5%

Adjusted Net Income and Adjusted Earnings per Share Reconciliation

Adjusted net income and adjusted earnings per share (EPS) are non-GAAP measures. The Company believes these measures provide a useful indication of profitability and basis for assessing the operations of the Company without the impact of IPO-related expenses, expenses terminated in connection with the IPO, bond redemption premiums, M&A and acquisition related costs and certain non-cash items.

Adjusted net income should not be considered in isolation or as a substitute for net income or other profitability metrics prepared in accordance with GAAP. Adjusted net income, as presented, may not be comparable to similarly titled measures of other companies.

Set forth below is a reconciliation of adjusted net income to net income.

Reconciliation of Adjusted Net Income from Net Income

Unaudited, in thousands except per share

	Three Months Ended March 31,
	2014	2013	% Change
Net income	$46,278	$3,055	1414.8%
Amortization of acquired intangible assets	12,322	13,961
Amortization of deferred financing costs	4,874	4,654
Share-based compensation	3,632	3,190
Sponsor management/termination fee	—	25,000
IPO bonus	—	2,975
Subordinated debt call premium	—	16,502
M&A and acquisition related costs	326	469

Pre-tax total	21,154	66,751
Income tax expense on adjustments	7,853	25,032

Adjusted net income	$59,579	$44,774	33.1%

Diluted shares outstanding	85,226	65,366
Adjusted EPS—diluted	$0.70	$0.68	2.9%

Free Cash Flow Reconciliation

The Company believes free cash flow provides a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt service, stock repurchases and distribution of earnings to shareholders. Free cash flow is calculated as cash flows from operations less cash capital expenditures. Free cash flow is not a measure of financial performance under GAAP. Free cash flow should not be considered in isolation or as a substitute for cash flows from operations or other liquidity measures prepared in accordance with GAAP. Free cash flow, as presented, may not be comparable to similarly titled measures of other companies. Set forth below is a reconciliation of free cash flow to cash flows from operations.

Reconciliation of Free Cash Flow from Operating Cash Flow

Unaudited, in thousands

	Three Months Ended March 31,
	2014	2013	% Change
Cash flows from operations	$85,478	$98,666	-13.4%
Cash capital expenditures	35,528	33,542	5.9%

Free cash flow	$49,950	$65,124	-23.3%

EBITDA and Adjusted EBITDA Reconciliation

The common definition of EBITDA is “earnings before interest expense, taxes, depreciation and amortization.” In evaluating liquidity and performance, the Company uses earnings before interest expense, share based compensation, taxes, depreciation and amortization, M&A and acquisition-related costs and one-time IPO-related expenses, or “adjusted EBITDA.” EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flows data prepared in accordance with GAAP. EBITDA and adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. EBITDA and adjusted EBITDA are used by certain investors as measures to assess the Company’s ability to service debt. Adjusted EBITDA is also used in the Company’s debt covenants, although the precise adjustments used to calculate adjusted EBITDA included in the Company’s credit facility and indentures vary in certain respects among such agreements and from those presented below. Certain adjustments to adjusted EBITDA were excluded from the calculations below consistent with the adjustments made for adjusted operating income and adjusted net income. Set forth below is a reconciliation of EBITDA and adjusted EBITDA to cash flows from operations and net income.

Reconciliation of EBITDA and Adjusted EBITDA from Operating Cash Flow

Unaudited, in thousands

	Three Months Ended Mar. 31,
	2014	2013
Cash flows from operating activities	$85,478	$98,666
Income tax expense	27,325	1,833
Deferred income tax benefit (expense)	(3,123)	(4,343)
Interest expense and other financing charges	49,293	89,694
Provision for share-based compensation	(3,632)	(3,190)
Amortization of deferred financing costs	(4,874)	(4,654)
Other	(5)	(28)
Changes in operating assets and liabilities, net of business acquisitions	16,665	(39,039)

EBITDA	167,127	138,939
Provision for share-based compensation	3,632	3,190
Sponsor management/termination fee	—	25,000
IPO bonus	—	2,975
M&A and acquisition related costs	326	469

Adjusted EBITDA	$171,085	$170,573

Reconciliation of EBITDA and Adjusted EBITDA from Net Income

Unaudited, in thousands

	Three Months Ended Mar. 31,
	2014	2013
Net income	$46,278	$3,055
Interest expense and other financing charges	49,293	89,694
Depreciation and amortization	44,231	44,357
Income tax expense	27,325	1,833

EBITDA	167,127	138,939
Provision for share-based compensation	3,632	3,190
Sponsor management/termination fee	—	25,000
IPO bonus	—	2,975
M&A and acquisition related costs	326	469

Adjusted EBITDA	$171,085	$170,573

Unaudited, in thousands

	Three Months Ended Mar. 31,
	2014	2013
Cash flows from operating activities	$85,478	$98,666
Cash flows used in investing activities	$(35,374)	$(33,963)
Cash flows from (used in) financing activities	$(22,716)	$409,581

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